[EMPLOYEE NAME]
Employee ID Number
Grant Number:

                         APPLIED MATERIALS, INC.
                   NONQUALIFIED STOCK OPTION AGREEMENT

Applied Materials, Inc. (the "Company") hereby grants you, [NAME OF EMPLOYEE] (the "Employee"), an option under the Company's 1995 Equity Incentive Plan (the "Plan") to purchase shares of common stock of the Company. The date of this Agreement is [DATE] (the "Grant Date"). In general, the latest date this option will expire is [DATE] (the "Expiration Date"). However, as provided in Appendix A (on the other side of this agreement), this option may expire earlier than the Expiration Date. Subject to the provisions of Appendix A and of the Plan, the principal features of this option are as follows:

  Maximum Number of Shares
Purchasable with this Option:           Exercise Price per Share:
[NUMBER]                                US $______

Scheduled Vesting Dates:                Number of Shares
[DATE]                                  [NUMBER]
[DATE]                                  [NUMBER]
[DATE]                                  [NUMBER]
[DATE]                                  [NUMBER]

Event Triggering                            Maximum Time to Exercise
Option Termination                           After Triggering
Event*
Termination of Service (except as shown below)     30 days
Termination of Service due to Retirement (age 60
  or over with at least 10 Years of Service)        1 year
Termination of Service due to Disability           6 months
Termination of Service due to death                 1 year

* However, in no event may this option be exercised after the Expiration Date.

IMPORTANT:
IT IS YOUR RESPONSIBILITY TO EXERCISE THIS OPTION BEFORE IT EXPIRES.
        Your signature below indicates your agreement and understanding that this option is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and termination of this option is contained in Paragraphs 1 through 4 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION, INCLUDING INFORMATION CONCERNING CANCELLATION AND TERMINATION OF THIS OPTION.

APPLIED MATERIALS, INC.                 EMPLOYEE

___________________________________     ______________________________
[Title]                                 [Name]

APPENDIX A - TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION
1. Vesting Schedule. As of the date of this Agreement, this option is scheduled to become exercisable as to the number of shares, and on the dates shown, on the attached Nonqualified Stock Option Agreement.
However, the Committee, in its sole discretion, may lengthen or shorten the preceding vesting schedule if the Committee determines that the Employee's position, grade level, or responsibilities have changed significantly. No change in the vesting schedule will (a) affect any shares which previously became exercisable, or (b) reduce the maximum number of shares subject to this option. On any scheduled vesting date, vesting actually will occur only if the Employee has been continuously employed by the Company or an Affiliate from the Grant Date until such scheduled vesting date.
2. Additional Vesting upon Retirement of Employee. In the event that the Employee completes at least 10 Years of Service and then incurs a Termination of Service due to Retirement, the right to exercise all or a portion of any shares subject to this option that remain unexercisable immediately prior to such Retirement shall accrue on the date on which the Retirement occurs as follows:
(a) if the Employee has less than 15 Years of Service as of the date of his or her Retirement, 50% of the shares that otherwise would have vested during the 12 months immediately following the Retirement (had the Employee remained an Employee throughout such 12 month period) shall accrue on the Retirement date;
(b) if the Employee has at least 15 (but less than 20) Years of Service as of the date of the Retirement, 100% of the shares that otherwise would have vested during the 12 months immediately following the Retirement (had the Employee remained an Employee throughout such 12 month period) shall accrue on the Retirement date;
(c) if the Employee has at least 20 (but less than 25) Years of Service as of the date of the Retirement, (i) 100% of the shares that otherwise would have vested during the 12 months immediately following the Retirement (had the Employee remained an Employee throughout such 12 month period) shall accrue on the Retirement date, and (ii) 50% of the shares that otherwise would have vested during the second 12 months following the Retirement (had the Employee remained an Employee throughout such 12 month period) shall accrue on the Retirement date; and
(d) if the Employee has at least 25 Years of Service as of the date of the Retirement, 100% of the shares that otherwise would have vested during the 24 months immediately following the Retirement (had the Employee remained an Employee throughout such 24 month period) shall accrue on the Retirement date.
"Retirement" and "Years of Service" are defined in the Plan. In general, "Retirement" means a Termination of Service by an Employee after he or she is at least age 60 and has completed at least 10 Years of Service, and "Years of Service" means full years of employment since the Employee's last hire date with the Company or an Affiliate (but giving credit for prior service under the non-401(k) Plan principles of Company North American Human Resources Policy No. 2-06, or any successor thereto).
3. Termination of Option. In the event of the Employee's Termination of Service for any reason other than Retirement, Disability or death, the Employee may, within thirty (30) days after the date of the Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. In the event of the Employee's Termination of Service due to Retirement, the Employee may, within one (1) year after the date of such Termination, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of the option. In the event of the Employee's Termination of Service due to Disability, the Employee may, within six (6) months after the date of such Termination, or prior to the Expiration
Date, whichever shall first occur, exercise any vested but unexercised portion of the option. Upon the Employee's Termination of Service, any unvested portion of this option (after applying the rules of Paragraphs 2 and 4) shall immediately terminate.
4. Death of Employee. If the Employee incurs a Termination of Service due to his or her death, then (a) the right to exercise one hundred percent (100%) of the shares subject to this option shall vest on the date of the Employee's Termination of Service, and (b) the Employee's designated beneficiary, or if either no beneficiary survives the Employee or beneficiary designations are not permitted under the Plan, the administrator or executor of the Employee's estate, may, within one (1) year after the date of death or prior to the Expiration Date, whichever shall first occur, exercise any unexercised portion of this option. If the Employee dies after incurring a Termination of Service but before any vested portion of this option has expired in accordance with Paragraph 3 above, then the Employee's designated beneficiary, or if either no beneficiary survives the Employee or beneficiary designations are not permitted under the Plan, the administrator or executor of the Employee's estate, may, within one (1) year after the date of death or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option. Any transferee under this Paragraph 4 must furnish the Company (A) evidence satisfactory to the Company establishing the valid transfer of the option, and (B) written acceptance of the terms and conditions of this option as set forth in this Agreement.
5. No Effect on Employment. The Employee's employment with the Company and its Affiliates is on an at-will basis only, subject to the provisions of local law. Accordingly, the terms of the Employee's employment with the Company and its Affiliates shall be determined from time to time by the Company or the Affiliate employing the Employee (as the case may be), and the Company or the Affiliate shall have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause (subject to the provisions of local law).
6. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of Stock Administration, at Applied Materials, Inc., P.O. Box 58039, Santa Clara, CA 95052, or at such other address as the Company may hereafter designate in writing.
7. Option is Not Transferable. Except as provided in Paragraph 4 above, this option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.
8. Conditions to Exercise. The exercise price for this option must be paid in the legal tender of the United States or, in the Committee's discretion, in shares of the Company's common stock. No partial exercise of this option may be made for fewer than ten (10) shares. Exercise of this option will not be permitted until satisfactory arrangements have been made for the payment of the appropriate amount of withholding taxes (as determined by the Company). If the Employee receives a hardship withdrawal from the Employee's account under the Company's Employee
Savings and Retirement Plan (the "401(k) Plan"), this option may not be exercised during the twelve (12) month period following the hardship withdrawal (unless the Company determines that exercise would not jeopardize the tax-qualification of the 401(k) Plan).
9. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Terms used and not defined in this Agreement shall have the meaning set forth in the Plan. This option is not an incentive stock option as defined in Section 422 of the Internal Revenue Code. If the Employee is resident in Italy, only newly issued shares (rather than treasury shares) will be issued pursuant to this option.
10. Binding Agreement. Subject to the limitation on the transferability of the option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
11. Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons. The Committee shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
12. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
13. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
14. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
15. Amendment, Suspension, Termination. By accepting this option, the Employee expressly warrants that he or she has received an option to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Company has reserved the right to amend or terminate the Plan at any time, and that the grant of an option in one year or at one time does not in any way obligate the Company or any Affiliate thereof to make a grant in any future year or in any given amount. The Employee acknowledges and understands that the Plan is wholly discretionary in nature and income received as a result of exercising an option under the Plan shall not be considered part of the Employee's normal or expected compensation subject to severance, resignation, redundancy or similar pay.
16. Disclosure of Employee Information. By accepting this option, the Employee authorizes and directs the Company or any Affiliate of the Company to disclose to the Company or any of its Affiliates such information regarding the Employee's employment, the nature and amount of the Employee's compensation and the fact and conditions of the Employee's participation in the Plan as the Company or the Affiliate deems necessary to facilitate the administration of the Plan.